Exhibit 10.29

As of March 1, 2012, agreements substantially in the form attached for the performance period 2012-2014 with applicable performance measures have been entered into between the Company and the following Named Executive Officers:

Name	Target Share Amount
Calvin W. Collins	753
Ray Verlinich	295
Nicholas L. Blauwiekel	150
Francois Baril	159

Performance targets are based on return on invested capital and sales growth over 2012, 2013 and 2014. The table below indicates the performance measure for each criterion required to achieve payouts at the end of the three-year period at the threshold, target and maximum levels.

Performance Criteria	Weighting (% of target award subject to each criteria)	Performance for 60% Threshold Award Payout	Performance for 100% Target Award Payout	Performance for 300% Maximum Award Payout
Average Return on Invested Capital (1)	40%	11.0	13.0	14.0
Net Sales Growth (2)	60%	$214,754,000	$415,128,000	$585,606,000

(1)                                 Average Return on Invested Capital for the performance period is equal to the average of the return on invested capital for any year is equal to (i) 65% of operating profit plus ESOP non-cash compensation expenses plus costs and fees relating to financing transactions, divided by (ii) the average of the invested capital at the end of the year and the end of the prior year.  Invested capital is total assets at the end of the year less (x) non-interest bearing current liabilities at the end of the year and (y) cash and cash equivalents at the end of the year minus 5% of net sales for that year.

(2)                                 Net Sales Growth for the performance period is equal to the net sales for the year ending December 31, 2013 minus net sales for the year ended December 31, 2010.

At the end of the performance period, if at least one performance goal has been achieved at the threshold level of performance or above, a participant would receive shares of Legacy Class A Common Stock. The number of shares received depends on the level of achievement of the performance goals, with the maximum number of shares equal to the number of target shares for the participant multiplied by three.

Agreements substantially in the form attached have been entered into between the Company and Named Executive Officers with appropriate changes to reflect:

•                  Name

•                  Date

•                  Performance Period

•                  Target Share Amount

•                  Performance Measures

ESCO CORPORATION

                           PERFORMANCE UNIT AWARD AGREEMENT

This Agreement is entered into as of                              between ESCO Corporation, an Oregon corporation (the “Company”), and        (“Recipient”).

On                              the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Board”) authorized the grant of performance units to Recipient pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Award.          Subject to the terms and conditions of this Agreement, the Company shall issue to Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the three-year period from January 1,            to December 31,            (the “Performance Period”) as described in Section 2, and (b) Recipient’s continued employment during the Performance Period as described in Section 3. Recipient’s “Target Share Amount” for purposes of this Agreement is        shares.

2.             Performance Conditions.

2.1          Payout Factor.          Subject to adjustment under Sections 3, 4, 5 and 6, the number of Performance Shares to be issued to Recipient shall be determined by multiplying the Payout Factor by the Target Share Amount. The “Payout Factor” shall be equal to the sum of (a) 40% of the ROIC Payout Factor as determined under Section 2.2 below, plus (b) 60% of the Revenue Growth Payout Factor as determined under Section 2.3 below.

2.2          ROIC Payout Factor.

2.2.1       The “ROIC Payout Factor” shall be determined under the table below based on the Average ROIC (as defined in Section 2.2.2):

Average ROIC	ROIC Payout Factor
Less than %	0%
% (threshold)	60%
% (target)	100%
% or more (maximum)	300%

If the Average ROIC is between any two adjacent data points set forth in the first column of the above table, the ROIC Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Average ROIC and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the ROIC Payout Factor.

                2.2.2       The “Average ROIC” shall be equal to the average of the ROIC (as defined below) for each year in the Performance Period.   The “ROIC” for any year shall be equal to:

Adjusted EBIT x (1-Tax Rate)

Average Invested Capital

“Adjusted EBIT” for any year shall be equal to operating profit plus ESOP non-cash compensation expenses plus costs and fees relating to financing transactions.

“Tax Rate” for any year shall be equal to .35.

“Average Invested Capital” for a year shall be equal to the average of the Invested Capital at the end of the year and the Invested Capital at the end of the prior year.

“Invested Capital” for a year shall be equal to total assets at the end of the year minus non-interest bearing current liabilities at the end of the year minus Excess Cash for the year.

“Excess Cash” for a year shall be equal to cash and cash equivalents at the end of the year minus 5% of net sales for that year.

2.3          Revenue Growth Payout Factor.

2.3.1       The “Revenue Growth Payout Factor” shall be determined under the table below based on the Revenue Growth of the Company for the Performance Period.

Revenue Growth	Revenue Growth Payout Factor
Less than $	0%
$60%
$100%
$ and above	300%

If the Revenue Growth is between any two adjacent data points set forth in the first column of the above table, the Revenue Growth Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Revenue Growth and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Revenue Growth Payout Factor.

2.3.2       The Company’s “Revenue Growth” for the Performance Period is equal to the net sales for the year ended December 31,            minus net sales for the year ended December 31,           , as net sales are reflected in the Company’s consolidated audited financial statements for those same periods.

2.4          Calculation of Performance Measures; Adjustments.  Calculation of Average ROIC and Revenue Growth performance measures (and all components thereof) shall be based on the audited consolidated financial statements of the Company and its subsidiaries as of the applicable date or for the applicable period or otherwise determined from the Company’s accounting records on a consistent basis, subject to adjustment in accordance with this Section 2.4.  Adjustments to the Average ROIC and Revenue Growth performance measures (and all components thereof) set forth in Sections 2.2 and 2.3 for actual results under the performance measures for the three-year Performance Period may be made in the event of the occurrence of extraordinary, or non-recurring circumstances that, in the reasonable judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, or other occurrences.

3.             Employment Condition.

3.1          Payout.          In order to receive any award under this Agreement, Recipient must be employed by the Company on December 31,            (the “Vesting Date”), except as provided by Sections 3.2, 3.3, 3.4, 3.5 and 4.

3.2          Retirement.    If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (defined as retirement from the Company or a subsidiary at normal retirement age sixty five (65), Recipient shall be entitled to receive a pro-rated award following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095.  The Company shall be obligated to pay a pro-rata award under this Section 3.2 only if on or before the payment date fixed by the Company (i) Recipient executes and delivers to the Company a Release of Claims in such a form as may be requested by the Company and (ii) any period during which Recipient is entitled by law to revoke the release shall have expired.

3.3          Total Disability.          If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of total disability (as defined in paragraph 6.1-4(b) of the Plan), Recipient shall be entitled to receive a pro-rated award following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095.  The Company shall be obligated to pay a pro-rata award under this Section 3.3 only if on or before the payment date fixed by the Company (i) Recipient executes and delivers to the Company a Release of Claims in such a form as may be requested by the Company and (ii) any period during which Recipient is entitled by law to revoke the release shall have expired.

3.4          Death.          If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death, Recipient’s successor in interest shall be entitled to receive a pro-rated portion of the Target Share Amount, instead of an amount calculated under Section 2. The pro-rated award under this Section 3.3 shall be determined by multiplying the Target Share Amount by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095.  The Company shall be obligated to pay a pro-rata award under this Section 3.4 on or before the 90th day after the date of Recipient’s death, but only if on or before such 90th day (i) Recipient successor executes and delivers to the Company a Release of Claims in such a form as may be requested by the Company and (ii) any period during which Recipient successor is entitled by law to revoke the release shall have expired.

3.5          Other Terminations.          If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and none of Sections 3.2, 3.3 or 3.4 applies to such termination, Recipient shall not be entitled to receive any Performance Shares under this Agreement.

4.             Company Sale.          If a Company Sale (as defined in this Section 4) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than the earlier of thirty (30) days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale.  The amount of the award under this Section 4 shall be the amount determined using a Payout Factor equal to the greater of (a) 100%, or (b) the Payout Factor calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, the Average ROIC and Revenue

Growth target amounts and the related Average ROIC and Revenue Growth Payout Factors in the tables in Section 2.2 and 2.3 shall be adjusted by the Board of Directors, to appropriately reflect the shorter performance period. For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

(a) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding  Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

“Voting Securities” means securities of the Company ordinarily having the right to vote for the election of directors.

5.             Payment.       As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Board of Directors shall approve the Payout Factor and the corresponding number of Performance Shares issuable to Recipient.  Subject to applicable tax withholding, the number of Performance Shares shall be issued to Recipient as soon as practicable following such determination (but in any event on or before December 31,           ). No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded down to the nearest whole share, and any remaining fractional shares shall be paid in cash.  In the event of the death of Recipient as described in Section 3.4 or a Company Sale as described in Section 4, each of which requires an award payout earlier than the Vesting Date, a similar process shall be followed within the time frames required by those sections.

6.             Tax Withholding.       The Company shall be entitled to deduct and withhold from amounts payable to Recipient pursuant to this Agreement or otherwise all income and employment taxes and all other amounts required to be deducted and withheld by the Company under applicable law as a result of the award granted pursuant to this Agreement.  The Company shall satisfy the withholding obligation that arises at the time of issuance of Performance Shares by withholding that number of Performance Shares (which may include fractional shares) having a Value equal to the amount of withholding by reference to the applicable minimum statutory withholding rate.  For purposes of this Section 6, the “Value” of a Performance Share shall be equal to the fair market value of the Class A Common Stock as determined pursuant to Section 7 of the Plan.

7.             Section 409A.   The award granted pursuant to this Agreement is intended to be exempted from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted consistent with such intent.  The Company may amend this Agreement, adopt policies or procedures or take other actions, including with retroactive effect, that the Company determines are necessary or appropriate to exempt the award from the application of Section 409A or to comply with the requirements of Section 409A.  Notwithstanding the foregoing, the Company makes no representation or warranty to Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on the Recipient as a result of application of Section 409A.

8.             No Right to Employment.     Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

9.             Restated Stock Transfer Restriction Agreement.  All Performance Shares issued under this Agreement shall be subject to the terms of the Restated Stock Transfer Restriction Agreement in the form the form used by the Company at the time of issuance of the shares.  As a condition to receiving Performance Shares under this Agreement, Recipient shall sign the Restated Stock Transfer Restriction Agreement.

10.          Electronic Delivery of Prospectus.  Recipient consents to the electronic delivery of any prospectus and related documents relating to the Performance Shares in lieu of mailing or other form of delivery.

11.          Miscellaneous.

11.1        Entire Agreement; Amendment.   This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

11.2        Notices.        Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

11.3        Assignment; Rights and Benefits.   Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

11.4        Further Action.         The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.5        Applicable Law; Attorneys’ Fees.   The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

11.6        Counterparts.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

ESCO CORPORATION

By

Name: Calvin W. Collins, President & CEO

RECIPIENT

Signature

(participant name)